Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS FIRST-QUARTER FISCAL 2006 FINANCIAL RESULTS

•	Revenue for the first fiscal quarter of 2006 was $94.4 million, an increase of $28.4 million from the first quarter of fiscal 2005.
•	Net income of $3.3 million, or $0.33 per diluted share, for the first quarter of fiscal 2006 compared to net loss for the first quarter of fiscal 2005 of $(8.6) million, or $(0.86) per diluted share.
•	Backlog increased by $15.1 million, or 8.0%, for the three month period to finish at $203.5 million at December 31, 2005.

KOKOMO, IN, February 9, 2006 – Haynes International, Inc. (HYNI.PK) today reported net revenues of $94.4 million for the three months ended December 31, 2005 and net income of $3.3 million, or $0.33 per diluted share.

“We are very pleased with the operating results from the first quarter of fiscal 2006. In addition to our positive financial results, we also made significant progress in the first quarter of fiscal 2006 on upgrades of mill equipment which will be instrumental in reducing unplanned equipment outages and increasing efficiency,” said Francis Petro, Haynes’s President and Chief Executive Officer. “Completing the process of the major upgrades over the next two years is fundamental to the continuing improvement in operating results and the Company’s capability to participate in the improving markets that the Company serves.”

Quarterly Results

Net revenues increased by $28.4 million, or 43.0%, to $94.4 million in the first quarter of fiscal 2006 compared to $66.0 million in the same period of fiscal 2005. Volume increased by 8.5% to 5.1 million pounds in the first quarter of fiscal 2006, from 4.7 million pounds in the same period of fiscal 2005. The average selling price per pound increased by 32.6% to $18.66 in the first quarter of fiscal 2006 from $14.07 in the same period of fiscal 2005, due to increasing demand for the Company’s products combined with the effect of higher raw material and energy costs.

Cost of sales as a percentage of net revenues decreased to 81.7% in the first quarter of fiscal 2006 from 103.9% in the same period of fiscal 2005. The decreasing percentage can be attributed to both the decrease of non-cash amortization of fresh start fair value adjustment of $15.2 million for the first quarter of fiscal 2006 compared to the same period in fiscal 2005, and improved product pricing combined with an overall improvement in volume, resulting in increased absorption of fixed manufacturing costs. These positive factors were partially offset by higher raw material, energy and retiree benefit cost plus cost related to planned equipment outages. The Company's energy costs increased in the first quarter of fiscal 2006 compared to the first quarter of fiscal 2005 by $1.4 million, primarily due to rising natural gas costs as a result of the hurricanes in the Gulf Coast region. Retiree benefit costs increased in the first quarter of fiscal 2006 by $1.0 million compared to the same period in fiscal 2005 due to higher utilization by participants and an increasing number of fully eligible participants. Lastly, planned equipment outages resulted in approximately $0.5 million of additional labor costs. The additional labor costs were incurred in order to keep pace with customer demand (which continued to increase) and the increasing level of order entry.

Selling, general and administrative expenses increased by $1.1 million to $9.4 million in the first quarter of fiscal 2006 from $8.3 million for the same period of fiscal 2005, but decreased as a percentage of net revenues from 12.6% for the same period in fiscal 2005 to 10.0% in the first quarter of fiscal 2006. The increase in selling, general and administrative expenses was due to higher employee compensation cost for stock options upon adoption of SFAS 123(R) “Share Based Compensation,” increased headcount (primarily from the wire company acquisition) and growth in operations of foreign entities.

Primarily as a result of the above factors, operating income in the first quarter of fiscal 2006 was $7.3 million compared to an operating loss of $(12.1) million in the same period of fiscal 2005.

As a result of higher borrowings, interest expense increased by $316,000 to $1.8 million in the first quarter of fiscal 2006 from $1.5 million for the same period of fiscal 2005. There were $554,000 of professional fees, amendment fees and travel expenses related to the reorganization in the first quarter of fiscal 2005 for which there was no corresponding expense for the first quarter of fiscal 2006.

Income taxes increased from a benefit of $5.0 million in the first quarter of fiscal 2005 to an expense of $2.1 million in the first quarter of fiscal 2006. The effective tax rate for the first quarter of fiscal 2006 was 39.0% compared to 36.9% in the same period in fiscal 2005. The increase in effective tax rate is primarily attributable to lower non-deductible expenses (permanent items) in fiscal 2006 than in fiscal 2005, such as fees associated with the filing of our registration statement with the Securities and Exchange Commission and reorganization items. These permanent items in the prior year lowered the tax benefit and therefore the effective tax rate.

Net income was $3.3 million for the first quarter of fiscal 2006 compared to net loss of $(8.6) million for the same period of fiscal 2005.

At December 31, 2005, the Company had cash and cash equivalents of $3.7 million, compared to cash and cash equivalents of $2.9 million at September 30, 2005. At December 31, 2005, the Company also had access to $22.2 million in working capital financing (subject to a borrowing base and net of certain reserves), following an increased in borrowings on the revolving credit facility of $10.8 million in the first three months of fiscal 2006.

Capital expenditures were $2.4 million and $1.6 million in the first three months of fiscal 2006 and 2005, respectively. Management expects to spend a total of $24.0 million on capital expenditures in fiscal 2006 and fiscal 2007, as compared to the $11.7 million (including $2.6 million for the acquisition of the wire company) and $5.4 million spent in fiscal 2005 and 2004, respectively. Planned fiscal 2006 capital spending is targeted at $13.0 million. The Company spent $2.4 million of this amount in the first three months in fiscal 2006, leaving approximately $10.6 million in expenditures to be funded for the last three quarters of the fiscal year. Extensive work was done on the first phase of the Company’s upgrade of the cold rolling mill during the first quarter and will be completed in the second fiscal quarter of 2006. The second phase of the cold rolling project will be completed this summer. The work required on the annealing lines is more extensive and is expected to be completed in phases during the latter part of fiscal 2006 and the first half of fiscal 2007. The Company believes that the completion of these capital projects and the related improvement in the reliability and performance of the equipment will have a positive effect on the Company’s profitability and working capital management. Since the reorganization, the Company has aggressively worked to upgrade its equipment to reduce the likelihood of unplanned outages and improve the overall efficiency of its manufacturing facilities.

Net cash used by operating activities was $7.3 million and $8.4 million in the first three months in fiscal 2006 and fiscal 2005, respectively. The cash used in operating activities for the first three months in fiscal 2006 was primarily the result of increased inventory of $14.4 million, half of which was put in process in order to continue the production process during the planned outages. The balance of the inventory increase is to accommodate the increasing level of commercial activity of specialty alloys and products.

Outlook

Backlog at December 31, 2005 was $203.5 million, which reflects 8.2 million pounds of product shipments at an average selling price of $24.73, compared to $188.4 million at September 30, 2005, reflecting 8.0 million pounds of product shipments at $23.58 average selling price. Backlog at December 31, 2004 was $110.9 million at an average selling price of $18.85.

Commenting on the outlook for fiscal 2006, Mr. Petro said, “We expect the demand for high performance alloy products to be positively driven by the continuation of favorable trends in the aerospace markets, chemical processing construction and maintenance business and the energy construction business.

“In addition to the favorable demand outlook, we anticipate that our capital upgrade program will both serve to increase our production capacity to satisfy expected market growth as well as reduce the manufacturing costs associated with these products. We believe these capital upgrades will reduce the likelihood of unplanned equipment outages and increase our production capacity. In view of the favorable demand outlook and the timing of the capital program, we believe that Haynes is well situated to generate improving returns for its shareholders.”

Shareholder Meeting

As previously announced, there will be a Shareholder’s Meeting on February 21, 2006 at the Holiday Inn Select Airport, 2501 South High School Road, Indianapolis, Indiana 40241.

Earnings Conference Call

The Company will host a conference call on Thursday, February 9, 2006, to discuss its results for the first quarter of fiscal 2006. Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Thursday, February 9, 2006	Dial-In Numbers:	877-407-9205 (Domestic) 201-689-8054 (International)
Time:	9:00 a.m. Eastern Time 8:00 a.m. Central Time 7:00 a.m. Mountain Time 6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Thursday, February 9th at 11:00 a.m. ET, through 11:59 p.m. ET on Thursday, February 17, 2006. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 189153

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its registration statement on Form S-1, Registration No. 333-124977. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that my affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:

•	general economic and competitive conditions in the markets in which the Company operates;
•	the cyclical nature of the metals business;
•	fluctuations in the cost of the Company’s primary raw materials;
•	the Company’s ability to raise selling prices in order to recover increases in raw material costs;
•	the Company’s ability to continually successfully develop proprietary products; and
•	unanticipated plant outages, equipment failures or labor difficulties.

Schedule One

Haynes International, Inc. and Subsidiaries
Consolidated Statement of Operations
(in thousands except per share data)
(Unaudited)

	Three Months Ended December 31,(1)
	2004	2005
Net revenues	$66,043	$94,407
Cost of sales	68,620	77,095

Gross margin	(2,577)	17,312
Selling, general, and administrative expense(1)	8,330	9,391
Research and technical expense	671	668
Restructuring and other charges (2)	554	—

Operating income (loss)	(12,132)	7,253
Interest expense, net	1,466	1,788

Income (loss) before income taxes	(13,598)	5,465
Expense (benefit) from income taxes	(5,014)	2,132

Net income (loss)	$(8,584)	$3,333

Net income (loss) per share:
Basic	(0.86)	$0.33
Diluted	(0.86)	$0.33
Weighted average shares outstanding
Basic	10,000,000	10,000,000
Diluted	10,000,000	10,163,993

(1)	As of August 31, 2004, the effective date of the plan of reorganization, the Company adopted fresh start reporting for our consolidated financial statements. As part of fresh start reporting, certain asset values were increased to reflect their fair value at August 31, 2004. These fair value adjustments are recognized ratably in cost of sales as these assets are sold or used. See schedule two for a list of the respective assets, the fair value adjustment amounts and the non-cash amount amortized and charged to cost of goods sold during the respective periods noted. In addition, schedule two also notes the amounts of non-cash option expense per respective period included in Selling, General and Administrative costs.

(2)	Consists primarily of professional fees and credit facility fees related to our restructuring and refinancing activities.

Schedule Two

Impact of Fresh Start Reporting on Cost of Sales

Upon implementation of the plan of reorganization in fiscal 2004, fresh start reporting was adopted by the Company in accordance with SOP-90-7. Under fresh start reporting, the reorganization value is allocated to the Company's net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Standards No. 141, Business Combinations ("SFAS No. 141").

The Company's operating income is reduced by the recognition of the fair market value adjustments to the Company's assets required by the adoption of fresh start reporting. Cost of sales included $16.4 million and $1.2 million of these non-cash costs for the three months ended December 31, 2004, and the three months ended December 31, 2005, respectively.

The fair market value adjustments to the historical basis of assets are being recognized in the financial periods represented as follows (dollars in thousands):

	Fair Value Adjustment	Recognition Period	Expense Recognized for the Three Months Ended December 31, 2004(3)	Expense Recognized for the Three Months Ended December 31, 2005(3)

Goodwill	$43,055	N/A(1)	$—	$—
Inventory	30,497	6 months(2)	15,249	—
Machinery and equipment	41,628	14 years	743	743
Buildings	(859)	12 years	(18)	(18)
Land	41	N/A	—	—
Trademarks	3,800	N/A(1)	—	—
Patents	8,667	2 to 14 years	472	438

			$16,446	$1,163

(1)	Under applicable accounting rules, goodwill and trademarks are not amortized but are assessed to determine impairment at least annually.
(2)	Estimated length of time for one complete inventory turn.
(3)	Non-cash expenses for inventory, machinery and equipment, buildings and patents are reflected in cost of goods sold.

Schedule Three

Haynes International, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2005	December 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,886	$3,731
Restricted cash - current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,514 and $1,592,
respectively	58,730	54,946
Inventories, net	147,860	161,881
Deferred income taxes	7,298	7,298

Total current assets	216,884	227,966

Property, plant and equipment, net	85,125	85,974
Deferred income taxes - long term portion	27,665	27,443
Prepayments and deferred charges, net	2,457	2,989
Restricted cash - long term portion	550	440
Goodwill	43,055	43,055
Other intangible assets	11,386	10,894

Total assets	$387,122	$389,761

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$45,495	$41,006
Income taxes payable	399	798
Accrued postretirement benefits	5,527	5,527
Revolving credit facilities	104,468	115,248
Current maturities of long term obligations	1,501	110

Total current liabilities	157,390	162,689

Long-term obligations	414	1,610
Accrued pension and postretirement benefits	117,449	119,377

Total liabilities	275,253	283,676

Stockholders' equity:
Common stock, $0.001 par value (20,000,000 shares authorized, 10,000,000 shares
issued and outstanding)	10	10
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)
Additional paid-in capital	120,972	120,802
Accumulated deficit	(7,780)	(4,447)
Accumulated other comprehensive loss	(512)	(1,280)
Deferred stock compensation	(821)	—

Total stockholders' equity	111,869	115,085

Total liabilities and stockholders' equity	$387,122	$398,761

Schedule Four

Haynes International, Inc. and Subsidiaries
Consolidated Statements of Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2004	2005

Cash flows from operating activities:
Net income (loss)	$(8,584)	$3,333
Depreciation	1,479	1,579
Amortization	471	492
Deferred compensation expense	369	651
Deferred income taxes	(5,332)	222
Gain on disposal of property	(58)	—
Change in operating assets and liabilities:
Inventories	(4,234)	(14,454)
Accounts receivable	9,275	3,692
Accounts payable and accrued expenses	(2,576)	(4,576)
Accrued pension and postretirement benefits	730	1,928
Income taxes payable	—	399
Other, net	57	(547)

Net cash used in operating activities	(8,403)	(7,281)

Cash flows from investing activities:
Additions to property, plant and equipment	(1,586)	(2,428)
Proceeds from sale of property, plant and equipment	87	—
Acquisition of The Branford Wire and Manufacturing Company	(8,300)	—
Change in restricted cash	718	110

Net cash used in investing activities	(9,081)	(2,318)

Cash flows from financing activities:
Net increase in revolving credit	18,997	10,780
Changes in long-term obligations	248	(195)

Net cash provided by financing activities	19,245	10,585

Effect of exchange rates on cash	328	(141)

Increase (decrease) in cash and cash equivalents	2,089	845

Cash and cash equivalents, beginning of period	2,477	2,886

Cash and cash equivalents, end of period	$4,566	$3,731

Supplemental disclosures of cash flow information:
Cash paid during period for: Interest	$1,461	$1,757

Income taxes	$335	$1,510